Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in the presentation of segment information as discussed in Notes 17 and 16, respectively, as to which the date is November 14, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in AMB Property Corporation’s Current Report on Form 8-K dated November 14, 2007. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2007, relating to the financial statements of AMB Japan Fund I, L.P., which appears in AMB Property Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
San Francisco, California
November 14, 2007